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                                                  EXHIBIT 23.1

Consent of Independent Certified Public Accountants

Scan-Graphics, Inc.
Limerick, Pennsylvania

We hereby consent to the incorporation by reference and inclusion in the Prospectus constituting a part of the Registration Statement on Form S-3 of our report dated March 13, 1998, except for Note 14 which is dated March 27, 1998, relating to the consolidated financial statements and schedule of Scan-Graphics, Inc. and Subsidiaries as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997.

We also consent to the reference to us under the caption
"Experts" in the Prospectus

                                   BDO SEIDMAN, LLP

Philadelphia, Pennsylvania
May 15, 1998